PROSPECTUS

                                1,628,009 SHARES

                         EQUITY OFFICE PROPERTIES TRUST
                      COMMON SHARES OF BENEFICIAL INTEREST
                            ------------------------

     This Prospectus relates to the offer and sale from time to time by Defined Asset Funds Equity Investor Fund Cohen & Steers Realty Majors Portfolio (A Unit Investment Trust) through Chase Manhattan Bank, as Trustee (the "Selling Shareholder"), of up to 1,628,009 of our common shares of beneficial interest, par value $.01 per share (the "Offered Shares"). The Selling Shareholder received the Offered Shares in April 1998 in a private placement. We are registering the Offered Shares as required under the terms of a registration rights agreement between the Selling Shareholder and us. The registration of the Offered Shares does not necessarily mean that any of the Offered Shares will be offered or sold by the Selling Shareholder. We will receive no proceeds of any sales of the Offered Shares, but will incur expenses in connection with the offering. See "Selling Shareholder" and "Plan of Distribution."

     Our common shares of beneficial interest, par value $.01 per share (the "Common Shares"), are listed on the New York Stock Exchange (the "NYSE") under the symbol "EOP."
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.
                            ------------------------

     The Selling Shareholder may from time to time offer and sell all or a portion of the Offered Shares in transactions on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Shares are listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The Offered Shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agents or broker-dealers and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in this Prospectus under the caption "Plan of Distribution" or any accompanying Prospectus Supplement. The Selling Shareholder reserves the right to accept or reject, in whole or in part, any proposed purchase of the Offered Shares to be made directly or through agents. The Selling Shareholder and any agents or broker-dealers participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Offered Shares by the Selling Shareholder and any commissions received by any such agents or broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.
                            ------------------------

                 The date of this Prospectus is July 22, 1998.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Information contained in or incorporated by reference into this Prospectus and the accompanying Prospectus Supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act. These forward-looking statements relate to, without limitation, future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The cautionary statements incorporated by reference from our 1997 Annual Report on Form 10-K under the caption "Risk Factors" and other similar statements contained in this Prospectus or the accompanying Prospectus Supplement identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of prescribed rates, or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Common Shares are listed on the NYSE under the symbol "EOP" and the Series A Preferred Shares are listed on the NYSE under the symbol "EOPpfA." Such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. The Commission maintains a "web site" that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is "http://www.sec.gov."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

     a. The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended to date.

     b. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     c. The Company's Current Report on Form 8-K/A, filed with the Commission on February 18, 1998 (amending the Company's Current Report on Form 8-K filed with the Commission on December 24, 1997) and the Company's Current Report on Form 8-K filed with the Commission on June 30, 1998.

     d. The Company's Registration Statement on Form 8-A, which incorporates by reference a description of the Common Shares from the Company's Registration Statement on Form S-11 (File No. 333-26629).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in the Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any applicable Prospectus Supplement relating to a specific offering of securities, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to Equity Office Properties Trust, Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, Attention: Diane Morefield (telephone number:
(312) 466-3300).

     As used herein and in the accompanying Prospectus Supplement, "Company" means Equity Office Properties Trust, a Maryland real estate investment trust, and one or more of its subsidiaries (including EOP Operating Limited Partnership, a Delaware limited partnership (the "Operating Partnership")), and predecessors thereof (the "Equity Office Predecessors") or, as the context may require, Equity Office Properties Trust only or the Operating Partnership only. All references to the historical activities of the Company prior to July 11, 1997, refer to the activities of the Equity Office Predecessors.

                                  THE COMPANY

     The Company was formed to continue and expand the national office property business organized by Samuel Zell, chairman of the Board of Trustees of the Company. The Company, a self-administered and self-managed real estate investment trust, is the managing general partner of the Operating Partnership. The Company owns all of its assets and conducts substantially all of its business through the Operating Partnership and its subsidiaries.

     The Company's executive offices are located at Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, and its telephone number is (312) 466-3300.

                           NO PROCEEDS TO THE COMPANY

     The Company will not receive any of the proceeds from sales of Offered Shares by the Selling Shareholder. All costs and expenses incurred in connection with the registration under the Securities Act of the offering made hereby will be paid by the Company, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Shareholder and share transfer and other taxes attributable to the sale of the Offered Shares, which will be paid by the Selling Shareholder.

                RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                         PREFERRED SHARE DISTRIBUTIONS

     The Company's ratios of earnings to combined fixed charges and preferred share distributions are as follows:

                                                               EQUITY OFFICE
                         THREE MONTHS                           PREDECESSORS         EQUITY OFFICE PREDECESSORS
                             ENDED            COMPANY            (COMBINED             (COMBINED HISTORICAL)
                           MARCH 31,       (HISTORICAL)         HISTORICAL)           YEARS ENDED DECEMBER 31,
                         -------------   JULY 11, 1997 TO    JANUARY 1, 1997 TO   --------------------------------
                         1998    1997    DECEMBER 31, 1997     JULY 10, 1997      1996   1995   1994   1993   1992
                         -----   -----   -----------------   ------------------   ----   ----   ----   ----   ----
Ratio of Earnings to
  Combined Fixed
  Charges and Preferred
  Share
  Distributions........  1.94    1.90          2.11                 1.52          1.49   1.21   1.24   1.23   1.24

     The ratios of earnings to combined fixed charges and preferred share distributions were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains from sales of property and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized), the amortization of debt issuance costs, the portion of rental expense deemed to represent interest expense and preferred share distributions.

                              SELLING SHAREHOLDER

     The Selling Shareholder acquired its 1,628,009 Offered Shares in a private placement in April 1998. Since the Selling Shareholder may sell all or some of its Offered Shares, no estimate can be made of the number of Offered Shares that will be sold by the Selling Shareholder or that will be owned by the Selling Shareholder upon completion of the offering. There is no assurance that the Selling Shareholder will sell any of the Offered Shares. In addition, as of June 10, 1998, the Selling Shareholder owned an additional 610 Common Shares not offered hereby.

                              PLAN OF DISTRIBUTION

     The Selling Shareholder may from time to time, in one or more transactions, sell all or a portion of the Offered Shares on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Shares are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the Offered Shares from time to time will be determined by the Selling Shareholder and, at the time of such determination, may be higher or lower than the market price of the Common Shares on the NYSE. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or from purchasers of Offered Shares for whom they may act as agents, and underwriters may sell Offered Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Offered Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The Offered Shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the Offered Shares may be sold include:
(a) a block trade in which the broker-dealer so engaged will attempt to sell the Offered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the NYSE; (e) privately-negotiated transactions; and (f) underwritten transactions. The Selling Shareholder and any underwriters, dealers or agents participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Shares by the Selling Shareholder and any commissions received by an such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     When the Selling Shareholder elects to make a particular offer of Offered Shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any other required information.

     In order to comply with the securities laws of certain states, if applicable, the Offered Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Offered Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     The Company has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the Offered Shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of counsel and accountants for the Company. The Selling Shareholder will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Shareholder and stock transfer and other taxes attributable to the sale of the Offered Shares. The Company also has agreed to indemnify the Selling Shareholder and its officers, directors and trustees and each person who controls (within the meaning of the Securities Act) the Selling Shareholder against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. The Selling Shareholder has agreed to indemnify the Company, its officers and directors and each person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to the Company by the Selling Shareholder.

                                    EXPERTS

     The consolidated financial statements of Equity Office Properties Trust appearing in Equity Office Properties Trust's Annual Report (Form 10-K, as amended by Form 10-K/A) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Beacon Properties Corporation, appearing in the Current Report on Form 8-K/A of Equity Office Properties Trust filed with the Commission on February 18, 1998, have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their reports included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the Offered Shares will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain tax matters will be passed upon by Hogan & Hartson L.L.P., Washington, D.C., special tax counsel to the Company.

------------------------------------------------------
------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE OFFERED SHARES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Special Note Regarding Forward-Looking
  Statements...........................       2
Available Information..................       2
Incorporation of Certain Documents by
  Reference............................       2
The Company............................       4
No Proceeds to the Company.............       4
Ratio of Earnings to Combined Fixed
  Charges and Preferred Share
  Distributions........................       4
Selling Shareholder....................       4
Plan of Distribution...................       5
Experts................................       6
Legal Matters..........................       6

------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------
                          ------------------------------------------------------

                                1,628,009 SHARES

                                 EQUITY OFFICE
                                PROPERTIES TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                                 JULY 22, 1998
                          ------------------------------------------------------
                          ------------------------------------------------------